Exhibit 10.1

OMNIBUS AMENDMENT TO TRANSACTION DOCUMENTS

This Omnibus Amendment to Transaction Documents (this “Amendment” or “Agreement”) is entered into as of September 5, 2025 by and between Sono Group N.V., a Dutch public limited liability company (the “Company”) and YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”), with reference to (1) the Exchange Agreement entered into on December 30, 2024 between the Company to the Investor (“Exchange Agreement”); and (2) the Securities Purchase Agreement entered into on December 30, 2024 between the Company and the Investor (the “Securities Purchase Agreement”), each as previously amended.

WHEREAS, pursuant to the Securities Purchase Agreement, the Investor shall advance to the Company $5,000,000, which shall be evidenced by a convertible debenture in the form attached thereto (the “Convertible Debenture”) in the aggregate principal amount of $5,000,000, upon the satisfaction of the terms and conditions set forth therein, which conditions have not yet been satisfied;

WHEREAS, the parties hereby desire to increase the amount which the Investor shall advance to the Company by an additional $2,200,000 for a total of $7,200,000 in the aggregate principal;

WHEREAS, on February 12, 2025, the Company requested, and the Investor agreed to, an advance of $1,000,000 of the original $5,000,000, and, on such date the Investor advanced $1,000,000 to the Company and the Company issued to the Investor a Convertible Debenture in the principal amount of $1,000,000 (“Debenture No. SEV-6a”);

WHEREAS, on March 25, 2025, the Company requested, and the Investor agreed to, an advance of an additional $1,000,000 of the original $5,000,000, and, on such date the Investor advanced $1,000,000 to the Company and the Company issued to the Investor a Convertible Debenture in the principal amount of $1,000,000 (“Debenture No. SEV-6b”); and

WHEREAS, on April 24, 2025, the Company requested, and the Investor agreed to, an advance of an additional $500,000 of the original $5,000,000, and, on such date the Investor advanced $500,000 to the Company and the Company issued to the Investor a Convertible Debenture in the principal amount of $500,000 (“Debenture No. SEV-6c”);

WHEREAS, on May 27, 2025, the Company requested, and the Investor agreed to, an advance of an additional $750,000 of the original $5,000,000, and, on such date the Investor advanced $750,000 to the Company and the Company issued to the Investor a Convertible Debenture in the principal amount of $750,000 (“Debenture No. SEV-6d”);

WHEREAS, on Aug 6, 2025, the Company requested, and the Investor agreed to, an advance of an additional $190,000 of the original $5,000,000, and, on such date the Investor advanced $190,000 to the Company and the Company issued to the Investor a Convertible Debenture in the principal amount of $190,000 (“Debenture No. SEV-6e”);

WHEREAS, on Aug 15, 2025, the Company requested, and the Investor agreed to, an advance of an additional $350,540 (which was the equivalent of 300,000 EUR at the ten current exchange rate) of the original $5,000,000, and, on such date the Investor advanced 300,000 EUR to the Company and the Company issued to the Investor a Convertible Debenture in the principal amount of $350,540 (“Debenture No. SEV-6f”); and

WHEREAS, the Company has requested, and the Investor has agreed to, an additional advance of $3,409,460, which comprises of the remaining $1,209,460 of the original $5,000,000 commitment and the entirety of the additional $2,200,000 commitment made hereunder, on the date hereof, on the terms and conditions set forth herein.

By this Amendment, the Company and Lender have agreed to the following terms:

1.	Modifications to the Securities Purchase Agreement.

a.	The Securities Purchase Agreement shall be modified to increase the total amount to be advanced by the Investor to the Company from $5,000,000 to $7,200,000 in aggregate principal amount.

b.	Subject to the satisfaction of the conditions set forth in Section 6 and 7 of the Securities Purchase Agreement, as modified by this Agreement, the parties hereby agree that on the date hereof, the Investor shall advance to the Company the principal amount of $3,409,460 and the Company shall issue and deliver to the Investor a Convertible Debenture, duly executed on behalf of the Company, with an aggregate principal amount of the $3,409,460 (the “Seventh Convertible Debenture”).

c.	The Company represents and warrants that the Ordinary Shares are listed on the Nasdaq Capital Market, subject only to the consummation of the transactions set forth herein and in the Exchange Agreement.

2.	Additional Covenants. In connection with the transactions contemplated by the SPA and the Exchange Agreement, the parties further agree as follows:

a.	The Company covenants and agrees that it shall use the proceeds from the sale of the Seventh Convertible Debenture solely as set forth on schedule 2(a) attached hereto, unless otherwise agreed in writing by the Investor. Any deviation from the use of proceeds schedule by more than 10% shall require the prior written consent of the Investor.

b.	The parties agree that as of the date hereof, the aggregate outstanding balance owed to the Investor under all notes or debentures issued by the Company is as set forth on Schedule 3(a) attached hereto (such aggregate amount referred to herein as the “Total Obligations”)

c.	The Company hereby covenants and agrees that it shall use commercially reasonable efforts to effect a redomiciliation of the Company from the Netherlands to a jurisdiction within the United States (the “Redomiciliation”) as promptly as practicable, and in any event within six (6) months following the date of this Agreement. The Company shall keep the Investor reasonably informed of the progress of the Redomiciliation, including providing written updates upon the reasonable request of the Investor. The Company shall consult in good faith with the Investor regarding the selection of the United States jurisdiction and the structure of the Redomiciliation, and shall not take any action, or omit to take any action, that would reasonably be expected to materially delay or prevent the consummation of the Redomiciliation, or materially effect the rights of the Investor or any securities of the Company (including Preferred Shares) held by the Investor.

d.	Upon completion of the Redomiciliation, the Company covenants and agrees that all Preferred Shares of the Company that remain outstanding immediately prior to the effectiveness of the Redomiciliation shall be exchanged for preferred shares of the redomiciled company (the “New Preferred Shares”). The New Preferred Shares shall have a liquidation value equal to the amount of the Total Obligations (as defined herein) (or the pro rata portion to the extend any Preferred Shares have been converted, redeemed, or cancelled) and, to the maximum extent permitted by applicable law and the organizational documents of the redomiciled company, shall have terms and conditions that are substantially identical to those of the Preferred Shares outstanding immediately prior to the Redomiciliation, including, without limitation, with respect to dividend rights, voting rights, conversion rights, and other preferences and privileges. The Company shall take all commercially reasonable actions necessary to effect such exchange in connection with the Redomiciliation.

3.	Exchange Agreement. In connection with the Exchange Agreement, the Convertible Debenture in the principal amount of $5,000,000 (referred to as “Debenture 6” therein) shall be exchanged for Preferred Shares (as defined in the Exchange Agreement), subject to the satisfaction of the conditions precedent set forth therein. The parties hereby agree that from and after the issuance of the Seventh Convertible Debenture contemplated by this Agreement, for the purposes of the Exchange Agreement, “Debenture 6” shall consist of each of Debenture No. SEV-6a, Debenture No. SEV-6b, Debenture No. SEV-6c, Debenture No. SEV-6d, Debenture No. SEV-6e, Debenture No. SEV-6f and the Seventh Convertible Debenture (collectively referred to as the “December SPA Convertible Debentures”), collectively with an aggregate principal amount of $7,200,000, each of which shall be part of the exchange of debentures for Preferred Shares as contemplated by the Exchange Agreement. The Management Board has resolved to issue an additional 159 Preferred Shares and upon the satisfaction of the terms and conditions of the Exchange Agreement shall issue such additional Preferred Shares (in addition to the 1,242 Preferred Shares to be issued pursuant to the Exchange Agreement) to the Investor in exchange for the surrender and cancellation of the additional indebtedness incurred to the Investor, which shall be deemed part of the “Exchange” as defined in the Exchange Agreement.

4.	Effect; Continuing Validity. The Securities Purchase Agreement and the Exchange Agreement are amended to the extent necessary to give effect to this Agreement, and the terms of this Agreement shall supersede any contrary terms. Except as specifically set forth herein, the terms and conditions of the Securities Purchase Agreement and the Exchange Agreement shall remain unmodified and are hereby ratified by the parties. This Agreement in no way acts as a release or relinquishment of, and in no way affects, the liens, security interests and rights created by or arising under the Securities Purchase Agreement and the Exchange Agreement.

5.	This Agreement One of the Transaction Documents. From and after the date hereof, this Agreement is and shall be deemed a “Transaction Document” as used in the Securities Purchase Agreement.

6.	Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Agreement may be executed in counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile or electronically shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the Company and Investor have caused this this Omnibus Amendment to Transaction Documents to be duly executed by a duly authorized officer as of the date first written above.

COMPANY:
SONO GROUP N.V.

By:	George O’Leary
Name: George O’Leary
Title: Chief Executive Officer and Managing Director

INVESTOR:
YA II PN, LTD.
By: Yorkville Advisors Global, LP Its: Investment Manger By: Yorkville Advisors Global II, LLC Its: General Partner
By:	Michael Rosselli
Name: Michael Rosselli
Title: Partner

SCHEDULE 2(A)

USE OF PROCEEDS

To be provided under separate cover.

SCHEDULE 2(B)

TOTAL OBLIGATIONS